AMENDMENT NUMBER TWO
TO THE
NINTH AMENDED AND RESTATED
BYLAWS OF
HEALTH NET, INC.

The Ninth Amended and Restated Bylaws of Health Net, Inc., as amended, (the “Bylaws”) are amended, effective as of March 17, 2010, as set forth below.

The third paragraph in Article III, Section 2 of by Bylaws is hereby amended and restated in its entirety as follows:

Directors need not be Stockholders. Each director to be elected by the Stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the Stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and the Board has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

For purposes of the paragraph above, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a votes cast either “for” or “against” such director’s election). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of each director. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of each director and shall not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.